Exhibit 10(a)

Private and confidential

Mr. G Holdsworth

27 Mungarra Avenue

St Ives

NSW 2075

27 March 2007

Dear Geoff,

Amended and Restated Terms and Conditions of Assignment Letter

We have pleasure in offering you an international assignment from Sydney, Australia to WD-40 Company China in Shanghai as the Managing Director Asia Pacific. This letter sets out the terms and conditions of your assignment.

Whilst on assignment you will continue to be employed according to the terms of your current employment with WD-40 Company (Australia) Pty Limited, except to the extent that such terms are varied by this letter.

Duration

Your international assignment will be for approximately three years, commencing 1st August 2006. The period will not be extended beyond August 2009 except by mutual agreement. Except in the event of the termination of your employment for any reason, your assignment will not be terminated before this time without three months written notice by either party.

Migration

It is a condition of the assignment that you and your accompanying family are granted entry to China. It is also a condition that you are medically fit for service there, and that accompanying family members are medically fit to live in Shanghai, China.

The company will engage and pay for the services of a registered migration agent to assist you and your accompanying family members with the visa application process. It is your responsibility to provide all the necessary documents that will be requested within the required time frame. You should not depart from your home country until you have received clearance from Lovells Law firm, confirming the corporate registration is complete.

It is your responsibility to ensure that you and your accompanying family have valid passports for travel to Shanghai, China. Please note passports must remain valid for at least 6 months after the assignment end date. Any costs associated with obtaining or renewing passports will be to your own account.

Local rules

Whilst on assignment to WD-40 Company China you will be subject to the local rules and practices of that company. This may include adopting working hours that are different to those in your current location.

Remuneration

While all salary paid during your assignment is in reward for services to China, part will be delivered in Sydney, and part will be delivered locally (subject to exchange and tax rules between the respective countries from time to time).

The gross amount payable is A$185,103, plus COLA A$40,000 and Hardship allowance A$32,000, being a total gross income of A$257,103.

An association has been formed with KPMG China, who will advise and complete final calculations on income tax, that is payable to Chinese authorities. At this stage we believe this will only include taxes based on remuneration as other services such as housing, utilities and motor vehicle will be at WD-40 Company expense.

Adjustment and review

The calculation set out in the remuneration statement will normally be reviewed annually in September to reflect movements in job salaries and living costs in China. It will also be reviewed in the event of changes to income tax structures.

Bonuses

Should you become eligible for a bonus payment, this will be calculated at up to a maximum 60% of your salary including COLA and Hardship allowances i.e. A$257,103. Details on the Bonus scheme are determined and made available at the start of each financial year. The tax applicable will be paid in the host country.

Superannuation

Calculated at 15% of Base salary plus earned bonuses.

You will continue to be a member of the Australian AMP fund. Please note that you are not eligible for salary sacrifice contributions for the duration of your assignment.

WD-40 Company will pay you the gross superannuation amount and will be invested by yourself into your AMP Superannuation. Normal Chinese tax rates will apply.

Tax

The process for ensuring that you are neither advantaged nor disadvantaged in tax terms in respect of your employment income only is called ‘tax equalization’. A tax equalization approach, limits your company sourced income tax liability during your assignment in respect of your base income to the amount of home country taxes you would pay on that income if you had stayed in your home country. Hypothetical tax will be deducted from your pay each pay period, based on your stay-at-home tax liability. The company will then pay the tax liability on your company sourced base income (derived during the assignment) in the host and /or home countries as required.

The company has engaged the services of KPMG to provide you with a pre-departure and post-arrival briefing in your home and host locations. Estimated to be A$7,000 p.a. by KPMG.

The company will also pay for costs associated with the preparation of your tax returns in Sydney and Shanghai throughout the term of your assignment.

You will be required to cooperate fully with KPMG and provide such information as necessary to facilitate the preparation of your returns.

Housing assistance

The company will provide you with a housing allowance appropriate to your circumstances and job level for the duration of your assignment. The amount will be an estimated A$120,000 per annum.

The cost of utilities, including telephone and internet will be covered by the company, an estimated A$5,500 p.a. has been allocated for this purpose.

The company will not be liable for any financial contribution towards your home housing in Sydney, Australia.

Motor vehicle

A fully maintained company car, with driver will be made available for yourself and family.

Health insurance

The company will arrange cover for you and your accompanying family through an insurance broker. It may be necessary for you and your accompanying family to undergo a medical assessment as part of your insurance application. An estimated amount of $7,000 per annum has been allocated for this expense.

If you have private health insurance, you should advise your insurance provider of your period of absence and discuss membership issues and rules with them.

Medical and security evacuation

The Company provides emergency cover where necessary. The cover will provide evacuation for you and your accompanying family requiring emergency hospital treatment because of accident or illness, where this is not available at an appropriate level in the host country. It also includes evacuation due to security risks within the host country.

Leave entitlements

Your annual leave entitlements will continue to be in line with Australian standards and long service leave in Australia will continue to accrue in accordance with the relevant state legislation.

Travel

Direct business class airfares will be provided for you and accompanying members of your family at the beginning of your assignment.

Home leave

The company will provide you and your immediate family a financial travel pool of A$60,000 p.a. The amount can be used at your discretion for your immediate family.

Relocation expenses

The cost of packing, freight and insurance in transit of your personal effects and a reasonable quantity of household goods will be met by the company at the beginning of your assignment, including the transfer of a pet dog. The amount estimated with Crown relocations and Jet Pets is A$14,000.

The reasonable cost of removal into storage, storage and insurance of any furniture and household goods, which you might wish to leave in Sydney, will be met by the company during the period of your assignment. Estimated to be A$1,500 per annum.

Education of children

The company will pay the cost of the school fees for your children at the British International School, Puxi. This subsidy will commence at the beginning of the September school term. Education allowance of A$79,000 p.a. has been allocated.

Domestic assistance

It is common in Shanghai that expatriate families support the local labor market by employing a domestic assistant (e.g. a housekeeper, maid or nanny). The company will cover the wage costs of one domestic assistant for the duration of your assignment period, expected to be A$12,000 p.a.

Repatriation

Upon the completion of your assignment, all of the allowances and other arrangements will cease. The terms of your employment with WD-40 Company (Australia) Pty Limited in Sydney, Australia will be fully operative again.

The company will support the cost of business class airfares for you and accompanying members of your family back to Sydney as well as the transport of your personal effects, under the same terms as on your commencement.

Temporary accommodation in a serviced apartment will be provided for up to one month in Sydney if you are unable to return to your own home. Furthermore, the company will also provide up to five days’ temporary accommodation in Shanghai, if it is required.

Termination of assignment

Should the assignment or employment terminate early at the request of the company, for any reason, repatriation expenses will be covered.

Acceptance of terms and conditions of assignment

Enclosed are two copies of this letter and attachment. If you accept the conditions as outlined above, please sign both copies and return one to me.

Yours sincerely,

Garry Ridge
President, CEO
WD-40 Company

I Geoff Holdsworth accept the above terms and conditions of the assignment offer to Shanghai, China.

Signed	Date